Exhibit 4.16

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

PROMISSORY NOTE

$1,000,000.00	November 12, 2013

For value received GENO, LLC, a Delaware limited liability company, with offices at 45 First Ave., Waltham, MA 02451 (“Borrower”), hereby unconditionally promises to pay, in lawful money of the United States of America, to JAK Trust, a Canadian Trust (“Lender”), the principal sum of One Million Dollars ($1,000,000.00), together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below.

1. Repayment.

(a) Unless this Promissory Note (this “Note”) has been repaid in full, the entire outstanding principal balance and all accrued and unpaid interest shall become fully due and payable on January 31, 2014 (the “Maturity Date”).

(b) At any time on or after the Maturity Date, if all principal and interest outstanding under this Note have not been paid in full, then the Lender may demand payment of the entire outstanding principal balance of this Note and all outstanding principal and unpaid accrued interest (a “Payment Demand”).

2. Interest. Unpaid principal of this Note shall bear interest (computed on the basis of a year of 365 days of actual days elapsed), from the date hereof until such principal is paid, at a rate per annum which shall be equal to six and one-quarter percent (6.25%).

3. Prepayment. At any time prior to the Maturity Date, Borrower may pay this Note, in whole or in part.

4. Place of Payment. All amounts payable hereunder shall be payable at the office of Lender at Lender’s address set forth below unless another place of payment shall be specified in writing by Lender.

5. Default. Each of the following events shall be an “Event of Default” hereunder:

(a) Borrower fails to pay, within five (5) business days of a Payment Demand by Lender, any and all unpaid principal, accrued interest and other amounts owing hereunder;

(b) Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c) An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within 60 days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower.

6. Remedies. Upon the occurrence of any Event of Default, all unpaid principal on this Note, accrued and unpaid interest thereon and all other amounts owing hereunder shall automatically be immediately due, payable and collectible by Lender pursuant to applicable law, without presentment, demand, protest or notice. Upon acceleration or maturity of this Note, interest on the unpaid principal shall accrue at an annual rate of ten (10%) percent. This interest rate shall survive the entry of any judgment relating to this Note.

7. Accredited Investor. Lender is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

8. Usury. In no event shall the interest rate or rates payable under this Note, plus any other amounts paid in connection herewith and therewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Lender, in executing and delivering this Note, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Note, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of any remaining obligations to the extent of such excess.

9. Borrower Representations. In connection with the execution of this Note, the Borrower represents to the Lender the following:

(a) Organization, Standing and Qualification. The Borrower is a limited liability company that is duly organized, validly existing, and in good standing under the laws of the State of Delaware and the Borrower has all necessary power and authority to own, lease and operate its properties and carry on its business as now operated and as proposed to be operated. The Borrower is duly qualified to do business and is in good standing in all jurisdictions in which failure to so qualify would have a materially adverse effect upon the operations, financial condition and prospects of such entity.

(b) Power and Authorization. The Borrower has all requisite limited liability company power to execute and deliver this Note and to carry out and perform its obligations under the terms of this Note. All limited liability company action on the part of the

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Borrower, its members and/or managers necessary for the authorization, execution and performance of this Note by the Borrower and the performance of the Borrower’s obligations hereunder has been taken or will be taken prior to the execution of this Note. This Note, when executed and delivered by the Borrower, shall constitute valid and binding obligations of the Borrower enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws.

(c) Consents. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any third parties or governmental authority, required on the part of the Borrower in connection with the valid execution and delivery of this Note or the consummation of any other transaction contemplated hereby shall have been obtained or will be obtained prior to the execution of this Note, except for notices required or permitted to be filed with certain state and federal securities commissions, which notices will be filed on a timely basis.

(d) Priority. This Note, the indebtedness evidenced by this Note and all payments or rights under this Note are senior to all indebtedness or other monetary obligations of the Borrower outstanding as of the date of this Note, and Borrower shall not enter into any indebtedness that is senior to or pari-passu with the indebtedness evidenced by this Note without Lender’s consent until all principal and interest due under this Note have been repaid in full.

10. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11. Expenses and Attorneys’ Fees. The Borrower shall indemnify and hold the Lender harmless from any loss, cost, liability and legal or other expense, including attorneys’ fees of Lender’s counsel, which Lender may directly or indirectly suffer or incur by reason of the failure of the Borrower to perform any of its obligations under this Note.

12. Amendment. This Note may be amended only with the written consent of Borrower and Lender.

13. Waiver of Jury Trial. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDINGS ARISING UNDER OR WITH RESPECT TO THIS NOTE, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALING OF THE PARTIES HERETO WITH RESPECT TO THIS NOTE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS NOTE WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

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14. Registered Form. This obligation is not transferrable or negotiable except in accordance with the provisions of this section and is registered as to both principal and interest. Transfer of the obligation may be accomplished only by surrender of this Note and either the reissuance by the issuer of the Note or the issuance by the issuer of a new Note to the new holder. This Note is intended to be treated as an obligation in registered form as defined in the Treasury Regulations Section 1.871-14(c)(1)(i)(A). Accordingly, this Note is not negotiable by endorsement of the holder or any assignee of the holder. Prior to due presentment of this Note for transfer, the Borrower shall treat the Lender as the owner of such Note for the purpose of receiving payment of principal of and interest on the Note and for all other purposes whatsoever, whether or not the principal or interest of the Note is due, and the Borrower shall not be affected by notice to the contrary. Upon due presentment for transfer of this Note, the Borrower and the Lender shall execute and deliver in the name of the transferee or transferees a new promissory note for an aggregate principal amount equal to the total amount of principal and accrued but unpaid interest due to the holder at the time of transfer. Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code.

15. Notices. All notices, demands, and other communications provided for or permitted hereunder shall be made in writing and shall be by personal delivery, courier service, registered or certified first-class mail, return receipt requested, or telecopier to the addresses set forth below. All such notices, demands and communications shall be deemed to have been duly given (a) when delivered by hand, if personally delivered; (b) when delivered by courier, if delivered by commercial overnight courier service; or (c) if mailed, five (5) business days after being deposited in the mail, postage prepaid.

The Borrower:

GeNO, LLC

45 First Ave.

Waltham, MA 02451

Attention: President

The Lender:

JAK Trust

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IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed on the date first set forth above.

BORROWER:

GENO LLC

By:	/s/ Kurt A. Dasse
Name:	Kurt A. Dasse
Title:	President & CEO

LENDER:

JAK TRUST

By:	/s/ Theo Melas-Kyriazi
Name:	Theo Melas-Kyriazi
Title:	Director, JAK Trust

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